Exhibit T3B-26

OPERATING AGREEMENT

OF

GREEN LEAF MEDICAL OF OHIO II, LLC

(an Ohio Limited Liability Company)

THIS OPERATING AGREEMENT (“Agreement”) is entered into as of the 1 day of June, 2018, by and between GREEN LEAF MEDICAL III, LLC, an Ohio limited liability company, (hereinafter “GLIII”)and PURE GREEN HEALTH, LLC, an Ohio limited liability company (“Pure”) such parties being sometimes hereinafter referred to collectively as the “Members,” and individually as a “Member,” and GREEN LEAF MEDICAL OF OHIO II, LLC (the “Company”).

WHEREAS, the Members have caused Articles of Organization to be filed with the Ohio Secretary of State forming an Ohio limited liability company under the name “GREEN LEAF MEDICAL OF OHIO II, LLC”; and

WHEREAS the Company filed for a license to own and operate a medical cannabis dispensary in Ohio, and was awarded a provisional dispensary license in Warren, Ohio; and

WHEREAS, the Members desire to set forth the understandings and agreements between them with respect to the affairs of the Company and the conduct of its business;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

ARTICLE 1

FORMATION OF THE COMPANY

1.1 Formation of Limited Liability Company. The Members have organized the Company pursuant to the provisions of Section 1705.04 of the Ohio Revised Code under the name “GREEN LEAF MEDICAL OF OHIO II, LLC.” Except as otherwise provided herein, all rights, liabilities and obligations of the Members, both as between themselves and as to persons not parties to this Agreement, shall be as provided in the LLC Act.

1.2 Principal Office. The principal office of the Company shall be 10151 Asbury Road, Mantua, Ohio 44255 or at such other place in the State of Ohio as may be designated by the Members.

1.3 Purposes of the Company. The purposes of the Company shall be to engage in such lawful acts or activities for which limited liability companies may be formed under Chapter 1705 of the Ohio Revised Code and HB 523.

1.4 Duration of the Company. The Company commenced on the date on which its Articles of Organization were filed with the Ohio Secretary of State, and shall continue until terminated and dissolved in accordance with the terms of this Agreement.

ARTICLE 2

MEMBERS, CAPITAL CONTRIBUTIONS, CAPITAL ACCOUNTS

2.1 Membership Units; Initial Capital Contributions. Each Member’s undivided interest in the capital of the Company shall be represented by membership units (“Membership Units”). Each Membership Unit shall represent an interest in the capital of the Company and shall be identical in all respects with every other Membership Unit. The Membership Units shall be represented by certificates. The Membership Units in the Company are securities governed by Chapter 1308 of the Ohio Revised Code (Article 8 of the Uniform Commercial Code as adopted in Ohio). The Company shall be capitalized by each Member making the contributions required by the Contribution Agreement between the parties of even date, with such Member receiving, in exchange therefor, the number of Membership Units set forth on Exhibit A. A Member shall not have the right to demand or receive the return of its capital contribution except as otherwise expressly provided herein.

2.2 Voting of Members. On any matter presented to the Members for their vote, each Member shall have one vote for each Membership Unit owned by it.

2.3 Capital Accounts. An individual capital account shall be established and maintained for each Member and has been or shall be credited with the amount of each Member’s initial capital contribution to the Company. Each Member’s capital account shall be determined and maintained throughout the term of the Company in accordance with the requirements of Section 704(b) of the Internal Revenue Code of 1986 (the “Code”) or its counterpart in any subsequently enacted Internal Revenue Code, the applicable Treasury Regulations (the “Regulations”) thereunder and the provisions of the Bylaws of the Company. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Capital Contribution in excess of its initial Capital Contribution.

2.4 Capital Calls. The Members recognize that the income produced by the Company may be insufficient to pay the cost of operating the Company and/or necessary capital investments. The term “cost of operating the Company” shall include, without limiting the generality of said term, all operating expenditures, real estate taxes and assessments and other state and governmental charges, insurance premiums, costs of repair and maintenance, cost of improvements, and the principal and interest payments required to be made on any loans or mortgages of the Company. If, in the opinion of the Board of Directors, additional funds are required to pay the costs of operating the Company, such additional funds shall be contributed by the Members in proportion to their ownership of Membership Units in the Company.

2.5 Additional Capital Contributions. The parties acknowledge the Company needs approximately One Million Dollars ($ 1,000,000) of additional capital (the “Additional Capital”) to begin operations. Each party hereby represents and warrants to each other that it has sufficient resources to fund its pro rata share of the Additional Capital and each party agrees to contribute its pro rata share of the Additional Capital to the Company as is reasonably necessary for the Company to begin business.

ARTICLE 3

ALLOCATIONS OF PROFITS AND LOSSES,

CASH FLOW AND DISTRIBUTIONS

3.1 Profits and Losses. The Company’s “net profits” and “ net losses” shall be computed in accordance with the provisions of the Bylaws of the Company. Except as provided in such Bylaws, the net profits and net losses of the Company shall be allocated among, or borne by, the Members in the proportion as follows:

Member	Percent of Net Profits and Net Losses
GLIII	51%
Pure	49%

3.2 Cash Flow. The Cash Flow of the Company shall be the net profits and losses of the Company, computed by the outside accounting servicing the Company in accordance with this Agreement, plus depreciation and other noncash charges deducted in determining such profits and losses, minus principal payments on all debt, and any other cash expenditures which have not been deducted in determining the net profits and losses of the Company (including non-deductible expenditures for Federal Income Tax purposes), and minus the amount reasonably determined by the Board of Directors to be necessary to maintain for the Company sufficient working capital and a reasonable reserve. The Cash Flow of the Company shall be determined separately for each fiscal year and not cumulatively.

3.3 Distribution or Retention of Cash Flow. Subject to the provisions of Section 3.4, Cash Flow, as determined in accordance with Section 3.2, shall be distributed to the Members in the proportion specified in Section 3.1 at such time or times as may be determined by an affirmative vote of a majority of the Board of Directors.

3.4 Distribution of Tax Cash. Cash Flow shall be distributed to each Member in an amount equal to 40% of the Company’s taxable income allocated to such Member for the Company’s taxable year. This distribution shall be referred to as “Tax Cash.” From time to time, the Members may change the percentage of taxable income considered to constitute Tax Cash, based on the combined rate of income taxation imposed under federal, state, and local law. In the discretion of the Members, the computation of the Company’s taxable income and each Member’s share thereof shall be determined on a quarterly basis, and such distributions may be made on a quarterly basis to coincide with estimated federal and state income tax payments. To the extent the Company does not have sufficient Cash Flow to make Tax Cash distributions, the Company shall not be required to make such distributions, nor shall the Company be required to borrow any funds for the purpose of making Tax Cash distributions. However, the Company’s obligation to distribute Tax Cash shall be cumulative, so that if the Company fails to distribute Tax Cash in one quarter or other period, any shortfall shall be made up from future Cash Flow.

ARTICLE 4

MANAGEMENT

4.1 Board of Directors. The business and the affairs of the Company shall be managed by a Board of Directors. The Board of Directors shall be elected in accordance with the provisions of the Bylaws of the Company, except that the initial Directors shall be:

Jill Cain

Kevin Goldberg

John Bonner

Mario Petrino

Armand Nannicola

Notwithstanding anything to the contrary set forth herein or in the Bylaws, GLIII shall have the right to designate three (3) Directors and Pure shall have the right to designate two (2) Directors, there shall be no more than five Directors.

4.2. Liability of a Director. A Director shall not have any liability to the Company or to any Member for any mistakes or errors in judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement. A Director shall be liable only for acts and/or omissions involving intentional wrongdoing. Actions or omissions taken in reliance upon the advice of legal counsel that they are within the scope of a Director’s authority hereunder shall be conclusive evidence of good faith; provided, however, a Director shall not be required to procure such advice to be entitled to the benefit of this subparagraph.

4.3 Books and Records. The Board of Directors shall maintain or cause to be maintained complete and accurate records of all properties owned or leased by the Company and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions), and make such records and books of account available for inspection by any Member, or its duly authorized representative during regular business hours and at the principal office of the Company. Internally prepared financial statements shall be distributed to the Members as soon as practicable after the end of each month. Within sixty (60) days after the end of each calendar year, there shall be prepared and distributed to all Members reasonable tax-reporting information, in sufficient detail to enable such Member to prepare its federal, state and local income tax returns. In addition, within ninety (90) days after the end of each calendar year, there shall be prepared and distributed to each Member, a balance sheet, and a report of the receipts, disbursements, net profits and losses, and Cash Flow of the Company, and the share of the net profits and losses and cash flow of each Member for such calendar year. Such balance sheet and report shall be prepared by a Certified Public Accountant in accordance with the method of accounting used by the Company for tax purposes.

4.4 Taxable Year; Accounting Method. The taxable year of the Company shall be a calendar year, and the first taxable year shall end on December 31st of the year in which the Company is formed. The books and records of the Company shall be maintained on the cash method of accounting.

ARTICLE 5

OFFICERS

5.1 Officers Generally. The officers of this Company shall be a President, a Secretary and a Treasurer. Any two offices may be held by one person. The officers shall be chosen by the Directors by a majority vote at the annual meeting and shall hold office for one (1) year or until their successors are elected and qualified, whichever shall later occur. The Directors may, from time to time, appoint such other officers and agents, and delegate to such officers and agents such duties, as they may in their discretion deem appropriate. Any officer may be removed at any time by a vote of the Director or by a majority of the Directors.

5.2 Duties of Officers.

A. President. The President shall be the Chief Executive Officer of the Company and shall preside at all meetings of the Members and Directors, unless otherwise directed by the Directors, sign the records thereof, and perform generally all the duties incident to the office, and such other and further duties as may from time to time be required of him by the Directors. The initial President shall be Jill Cain.

B. Secretary. The Secretary shall keep minutes of all the proceedings of the Members and Directors of the Company, and make a proper record of the same, which shall be attested by him. He also shall have charge of the organizational records and Unit ownership records of the Company, and generally shall perform such duties as may be required of him by the Directors or President. The initial Secretary shall be Todd Cain.

C. Treasurer. The Treasurer shall receive and have charge of all money, bills, notes and similar property belonging to the Company, and shall do therewith as he may be directed by the President or Directors. He shall prepare and/or keep such financial accounts, statements, records and reports as may be required of him by the Directors or President. The initial Treasurer shall be John Bonner.

5.3 Execution and Signing of Documents. Unless the Directors in specific instances otherwise directs, deeds and other formal instruments to be executed on behalf of the Company shall be signed by the President and, if necessary, attested by the Secretary or Treasurer. Checks on the Company’s bank accounts and all ordinary business contracts may be signed by the President, or any other officer or officers or other agents as the Directors may from time to time authorize or designate in writing. In any case where the signatures of two officers are required for any document or other instrument to be executed on behalf of the Company, such signatures must be those of two different persons.

ARTICLE 6

RESTRICTION ON TRANSFER OF MEMBERSHIP UNITS;

MEMBER RIGHTS AND OBLIGATIONS

6.1 Restriction Against Transfer. No Membership Unit may be sold, transferred, assigned, pledged, encumbered, or otherwise disposed of, whether voluntarily or involuntarily, except as expressly permitted under this Agreement.

6.2 Requirements for Effectiveness of Transfer. As a condition to recognizing the effectiveness of any proposed transfer of Membership Units (even if permitted under this Agreement), the Directors may require the transferor and/or the proposed transferee to execute instruments of transfer, assignment and assumption and other documents, and to perform such other acts or give assurances as the Directors may deem necessary or desirable to:

(a)	constitute the transferee as an assignee or a substitute member;

(b)

confirm that the transferee has agreed to be subject to and bound by this Agreement, as it may be amended, regardless of whether the person is to be admitted as a substitute member or will merely be an assignee;

(c)	maintain the Company’s classification as a partnership for federal income tax purposes; and

(d)	assure compliance with any applicable state and federal laws including securities laws and regulations.

6.3 Endorsement on Membership Unit Certificates. The Membership Unit certificates to be issued by the Company shall be endorsed as follows:

The Membership Units represented by this certificate are securities governed by Chapter 1308 of the Ohio Revised Code (Article 8 of the Uniform Commercial Code as adopted in Ohio) and are subject to the terms and conditions of an Operating Agreement dated June 1, 2018, among the original owners of record of such units, including certain restrictions on the transfer of this certificate. Any purchaser or transferee of these Membership Units is bound by the Agreement and shall be considered a party to the Agreement. The Company will mail to the holder of this certificate, without charge, a copy of such Agreement within five (5) days after receiving a written request therefor.

After endorsement, the certificates shall be issued to the Members, who shall be entitled to exercise all rights of ownership concerning the Membership Units. All Membership Unit certificates hereafter issued by the Company shall bear the same endorsement.

6.4 Right of First Refusal. No Member shall sell, hypothecate, pledge, assign or otherwise transfer any part or all of his ownership interest in the Company to any other person or entity (a “Transferee”) without consideration without the unanimous consent of all of the other Members. Except (i) as otherwise provided in this Article or (ii) upon the unanimous consent of all of the other Members, no Member shall sell, hypothecate, pledge, assign or otherwise transfer, with consideration, any part or all of its ownership interest in the Company to any other person or entity (a “Transferee”), without first offering (the “Offer”) that portion of its ownership interest in the Company subject to the contemplated transfer (the “Offered Interest”) first to the Company, and secondly, to the other Member, at the purchase price (hereinafter referred to as the “Transfer Purchase Price”) and in the manner as prescribed in the Offer. The offering Member shall make the Offer first to the Company by written notice (hereinafter referred to as the “Offering Notice”). Within twenty (20) days (the “Company Offer Period”) after receipt by the Company of the Offering Notice, the Company shall notify the Offering Member in writing (the “Company Notice”), whether or not the Company shall accept the Offer and shall purchase all but not less than all of the Offered Interest. If the Company accepts the Offer to purchase the Offered Interest, the Company Notice shall fix a closing date not more than twenty-five (25) days (the “Company Closing Date”) after the expiration of the Company Offer Period. In the event the Company decides not to accept the Offer, the Offering Member or the Company, at its election, shall, by written notice (the “Remaining Member Notice”) given within that period (the “Member Offer Period”) terminating ten (10) days after the expiration of the Company Offer Period, make the Offer of the Offered Interest to the other Member, who shall then have a period of twenty-five (25) days (the “Member Acceptance Period”) after the expiration of the Member Offer Period within which to notify in writing the Offering Member whether or not it intends to purchase all but not less than all of the Offered Interest. If the other Member intends to accept the Offer and to purchase the Offered Interest, the written notice required to be given by it shall fix a closing date not more than sixty (60) days after the expiration of the Member Acceptance Period (hereinafter referred to as the “Member Closing Date”). The aggregate dollar amount of the Transfer Purchase Price shall be payable in accordance with the terms of the Offer being matched. If the Company or the other Member fails to accept the Offer or, if the Offer is accepted by the Company or the other Member and the Company or the other Member fails to purchase all of the Offered Interest at the Transfer Purchase Price within the time and in the manner specified, then the Offering Member shall be free, for a period (hereinafter referred to as the “Free Transfer Period”) of sixty (60) days from the occurrence of such failure, to transfer the Offered Interest to a Transferee; provided, however, that if the Member other than the Offering Member does not approve of the proposed transfer, the Transferee of the Offered Interest shall have no right to become a Member or to participate in the management of the business and affairs of the Company as a Member or manager, and shall only have the rights of an Assignee and be entitled to receive the share of profits and the return of capital to which the Offering Member would otherwise have been entitled. Notwithstanding the foregoing to the contrary, in no event will any Membership Units be transferred to or for the benefit of any party which would be considered a competitor of the Company. Any attempted transfer, encumbrance or other disposition of a Membership Interest in violation of this Article is invalid and shall be null and void.

A Transferee shall be admitted as a Member of the Company, and as a result of which he or she shall become a substituted Member, with the rights that are consistent with the Membership Interest that was transferred, only if such new Member (i) is approved unanimously by the Members; (ii) delivers to the Company any required capital contribution; and (iii) agrees in writing to be bound by the terms of this Agreement by becoming a party hereto. If the Offering Member shall not transfer the Offered Interest within the Free Transfer Period, its right to transfer the Offered Interest free of the foregoing restrictions shall thereupon cease and terminate.

6.5 Involuntary Transfer of a Membership Interest. A creditor holding a charging order on the Membership Interest of a Member, an involuntary transferee or other claimant, shall only have the rights of an Assignee, and shall have no right to become a Member, or to participate in the management of the business and affairs of the Company as a Member or manager under any circumstances, and shall be entitled only to receive the share of profits and losses, and the return of capital, to which the Member would otherwise have been entitled. The Members, including a Member whose interest is the subject of the charging order, lien, bankruptcy, or involuntary transfer, may unanimously elect, by written notice that is provided to the creditor, transferee or other claimant, at any time, to purchase all or any part of Membership Interest that was the subject of the creditor’s charging order, lien, bankruptcy, or other involuntary transfer, at a price that is equal to the book value of such interest, adjusted for profits and losses to the date of purchase. The Members agree that such valuation is a good-faith attempt at fixing the value of the interest, after taking into account that the interest does not include all of the rights of a Member or manager.

6.6 Preemptive Rights. The Members agree that they shall not permit Company to sell or issue (or offer to sell or issue) any additional Units to any person, unless Company offers to sell or issue to the other holders of Company Membership Units (each an “Other Holder”), at the same price and on the same terms as the sale or issuance to the Current Holder(s), a number of Membership Units such that, if purchased by such Other Holder, would result in such Other Holder maintaining the same relative percentage interest (measured both by value and by voting) in Company immediately after such sale or issuance as such Other Holder owned immediately prior to such sale or issuance. The Members shall cause Company to notify each Member in writing at least five (5) business days before any such proposed sale or issuance (or if shorter, at the same time as such proposed sale or issuance is offered to the Current Holder(s)), which written notice shall specify the number of Membership Units that each Other Holder is entitled to purchase and the purchase price therefor. Each Other Holder shall have the right, but not the obligation, to purchase up to the number of Membership Units as are specified in the notice by delivering a written notice to Company (which written notice shall specify the number of Membership Units (if any) that such Other Holder has elected to purchase) within three (3) business days of the Other Holder’s receipt of Company’s written notice to him (or, if shorter, such time as the Current Holder(s) must indicate whether they will participate in such proposed sale or issuance). For the avoidance of doubt, the rights specified in this Section 6.6 shall not apply to any offer, sale or issuance by Company of any non-dilutive Membership Units, nor shall it apply to any Membership Units offered, sold or issued by Company in connection with: (A) the conversion or exchange of any outstanding securities of Company into Membership Units; (B) any acquisition by Company or any subsidiary of Company of any equity interest, asset, property or business of any person or any merger, consolidation or other business combination involving Company or any subsidiary of Company; (C) any public offering of securities of Company; or (D) any subdivision or split of the Membership Units.

6.7 Terminating Transfers. Notwithstanding the preceding provisions of this Article, no transfer of a Membership Unit may be made if the Unit or Units sought to be transferred, when added to the total of all Membership Units transferred within the period of twelve (12) months prior thereto, would result in the termination of the Company under Section 708 of the Code, or any successor section thereto.

6.8 Participation Obligations. In the event that the Directors (the “Majority Members”) desire or propose to sell its Membership Units on an arm’s-length basis substantially for cash and/or for securities for which there exists a ready public market, each other Member or Members (hereinafter referred to collectively as the “Minority Members”) agrees that, such other Members will sell their Membership Units in accordance with the provisions of this Section 6.8; provided, however, that a Minority Member shall not be required to make any representations or warranties in such sale transaction concerning any matter other than title to the Membership Units being sold, and provided further that the Minority Member shall not be required to enter into any agreements in connection with such sale with respect to post-sale activities (i.e.. covenants not to compete, etc.). The Majority Members shall make such a request by notifying the Minority Members in writing of the proposed sale at least twenty (20) days prior to the proposed closing date of the transaction, which notice shall describe the principal terms of the proposed sale, including, without limitation, the name and address of the prospective purchaser, the purchase price per Membership Unit, the terms of payment, the time and place of the proposed sale, the number of Membership Units to be sold and the percentage which such Membership Units represent of all of the Membership Units owned (the “Unit Percentage”). The percentage of each of the Minority Member’s shares to be sold shall not exceed the Unit Percentage. Notwithstanding the forgoing to the contrary, the Right of First Refusal set forth in 6.4 shall waive priority over the provisions in 6.8.

6.9 Participation Rights. In the event that the Members owning a majority of the issued and outstanding Units desire or propose to sell a majority of the issued and outstanding Membership Units of the Company for consideration in an arm’s-length transaction, but do not wish to require the Minority Members to sell Membership Units as part of the transaction in accordance with the provisions of Section 6.8 above, the Majority Members shall first notify the Minority Members in writing of the proposed sale at least thirty (30) days prior to the proposed closing date of the transaction, which notice shall set forth the same matters and information as the notice described in Section 6.8 above. Upon their receipt of such notice, the Minority Members shall have a period of twenty (20) days within which to notify the Directors in writing of their desire to sell to the prospective purchaser the Minority Members Membership Units in the Company for the price and on the terms specified in the notice; provided, however, that a Minority Member shall only be entitled to sell the Unit Percentage of his Membership Units owned at such time. If a Minority Member elects to sell to the prospective purchaser Member, then the Majority Members shall assign to the Minority Members making such election as much of their interest in the agreement with the prospective purchaser as such Minority Members shall be entitled to and shall accept hereunder. If, within twenty (20) days following their receipt of the notice, none of the Minority Members elects to sell his Membership Units to the prospective purchaser, the Majority Members shall have a period of ninety (90) days thereafter to sell their Membership Units to the prospective purchaser, but only on terms and conditions no more favorable to the Directors than those contained in the notice sent to the Minority Members.

ARTICLE 7

WITHDRAWAL; DISSOLUTION

7.1 Withdrawal. A Member shall be permitted to withdraw or resign from the Company at any time. The withdrawal or resignation of a Member from the Company shall terminate such Member’s right to vote or participate in the management of the Company but shall have no effect upon the economic interest, if any, held by such withdrawing or resigning Member in distributions (liquidating or otherwise) and allocations of the Profits, Losses, gains, deductions and credits of the Company. The death, incompetency, adjudication of bankruptcy, whether voluntary or involuntary, or the dissolution of a Member or assignee of a Member (a “Dissociation Event”) during the term of this Agreement, shall not affect the Company or its business. The executor, administrator, trustee or other legal representative of the deceased, bankrupt, incompetent or dissolved Member or assignee of a Member shall succeed to the Membership Interest of such Member or assignee, and subject to the provisions of Section 6.2 or any other agreement between the Members, may be admitted as a substitute Member.

7.2 Termination of the Company. The Company shall be terminated and dissolved upon the first to occur of the following:

(a)	upon the vote of the Members holding a majority of the issued and outstanding Membership Units; or

(b)	upon the sale of all or substantially all the assets of the Company.

ARTICLE 8

WINDING UP

8.1 Winding Up. Upon the termination of the Company pursuant to Section 8.2 above, a full and general accounting shall be taken of the Company’s business, and the affairs of the Company shall be wound up. Any profits earned or losses incurred since the last previous accounting shall be allocated among, or borne by, the Members in accordance with the provisions of Section 3.1 above. The Board of Directors shall wind up and liquidate the Company by selling the Company’s assets, or by distributing such assets in kind, subject to the Company’s liabilities, or by a combination thereof, as determined by the Board of Directors. The proceeds of such liquidation shall be applied and distributed in the following order of priority, by the end of the taxable year during which the liquidation occurs (or, if later, within ninety (90) days after the date of the liquidation):

(a)	to the payment of any debts and liabilities of the Company;

(b)

to the setting up of any reserve which the Board of Directors shall reasonably deem necessary to provide for any contingent or unforeseen liabilities or obligations of the Company, with any excess in such reserve remaining after such liabilities are satisfied to be distributed as soon as practicable in the manner hereinafter set forth; and

(c)

thereafter, subject to Section 2.5, the balance of the proceeds, if any, shall be distributed in accordance with the positive capital account balances of the Members, as determined after taking into account all capital account adjustments for the Company’s taxable year during which such liquidation occurs. For purposes of this subsection, a liquidation of the Company shall mean a liquidation as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulations.

(d)	No Member shall be obligated to restore a deficit balance in such Member’s Capital Account.

8.2 Statement. The Members shall be furnished with a statement prepared by the Company’s accountant(s), which shall set forth the assets and liabilities of the Company as of the date of complete liquidation.

8.3 Return of Capital Contributions. Notwithstanding anything in this Agreement to the contrary, neither the Board of Directors nor any Member shall be personally liable for the return of the capital contributions of the Members, or any portion thereof, it being expressly understood that any such return of the capital contributions of the Members shall be made solely from Company assets.

ARTICLE 9

MISCELLANEOUS

9.1 Adoption of Bylaws. The Members hereby adopt and approve the Bylaws of the Company, a copy of such Bylaws being attached hereto as Exhibit B. Any dispute between this Agreement and the Bylaws shall be resolved in favor of this Agreement. The Bylaws may not be amended, modified, revised, or restated without the unanimous written consent of 80% of all the Members.

9.2 Tax Matters Member. Greenleaf shall serve as the Tax Matters Member of the Company, as provided in Regulations issued pursuant to Section 6231 of the Code. Each Member, by the execution of this Agreement, consents to such designation of the Tax Matters Member and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Company shall indemnify and reimburse the Tax Matters Member for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions to Members are made by the Company. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Member.

9.3 Dispute Resolution. Any controversy, claim, or breach between the parties relating to this Agreement or the Company, shall first be submitted to an independent mediator knowledgeable in the area in which the dispute arose. If the parties, using reasonable efforts are unable to resolve the dispute through mediation, then the dispute shall be settled by arbitration in Cleveland, Ohio under the Commercial Rules of the American Arbitration Association in effect at the time such controversy, claim or breach is submitted to arbitration. The arbitrator or arbitrators selected to arbitrate such controversy, claim or breach shall be selected from a panel of persons having experience with and a knowledge of the issue in dispute. The panel will consist of at least three (3) arbitrators. The award of the arbitrators will be final, binding and non-appealable. Judgment on the award may be entered in any court, state or federal, having jurisdiction. The cost of any arbitration, including the fees and expenses of the arbitrators, will be divided equally between the parties. The parties agree and acknowledge that money damages may not be an adequate remedy for a breach of a provision of this Agreement and that either party, in its sole discretion, may apply to a court for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Notwithstanding the foregoing, the Parties also hereby expressly agree to waive potential illegality of the purpose of the Company (i.e., to operate a medical Marijuana dispensary facility) as a defense to any controversy, claim, or breach between the parties relating to this Agreement.

9.4 Amendments. This Agreement may be amended only with the written approval of all of the Members.

9.5 Notices. All notices, consents or other instruments hereunder shall be in writing and mailed by United States mail, postage prepaid, and shall be directed to the parties hereto at the last addresses of the parties furnished by them in writing to the Company, and to the Company at its principal office. The Company and/or any Member shall have the right to designate new address for receipt of notices by notice addressed to the Members and the Company and mailed as aforesaid. Such notices shall be made a permanent part of the Company records.

9.6 Obligations and Rights of Transferees. Any person who acquires in any manner whatsoever any Membership Unit in the Company, irrespective of whether such person has accepted and assumed in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to, and to be bound by, all the obligations of this Agreement with the same force and effect as any predecessor in interest of such person.

9.7 Benefit and Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, nominees, successors and permitted assigns.

9.8 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original when executed by one or more of the Members.

9.10 Acknowledgments Regarding Counsel. The parties acknowledge that the Company’s counsel, Cavitch, Familo & Durkin Co., L.P.A. (“CFD”), prepared this Agreement on behalf of, and in the course of its representation of, the Green Lead and the Company. In connection with the preparation and execution of this Agreement, the parties further acknowledge that:

(a) THEY HAVE BEEN ADVISED BY CFD THAT A CONFLICT MAY EXIST AMONG THEIR INDIVIDUAL INTERESTS;

(b) THEY HAVE BEEN ADVISED BY CFD THAT THEY SHOULD SEEK THE ADVICE OF INDEPENDENT COUNSEL; and

(c) THAT THEY HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT COUNSEL.

IN WITNESS WHEREOF, each party has executed this Operating Agreement as of the day and year first written above.

MEMBERS:

PURE GREEN HEALTH, LLC

By:	/s/ Armand Nannicola
Armand Nannicola
its Authorized Agent

GREEN LEAF MEDICAL III, LLC

By:	/s/ Jill Cain
Jill Cain, President

COMPANY:

GREEN LEAF MEDICAL OF OHIO II, LLC

By:	/s/ Jill Cain
Jill Cain, President

EXHIBIT A

Member	Membership Units	Capital Contribution
GREEN LEAF MEDICAL III, LLC	51	$

PURE GREEN HEALTH, LLC	49	$

EXHIBIT B

BYLAWS

of

GREEN LEAF MEDICAL OF OHIO III, LLC

ARTICLE I

MEMBERS

Section 1. Annual Meeting. There shall be an annual meeting of members of the company for the election of Directors, the consideration of reports to be laid before such meeting, and the transaction of such other business as may properly be brought before such meeting. Such annual meeting shall be held at the principal office of the company in the City of Mantua, in Portage County, or at such other place either within or without the State of Ohio as may be designated by the Board of Directors or by the President, and specified in the notice of such meeting, at 10:00 o’clock a.m., or at such other time as may be designated by the Board of Directors or by the President, and specified in the notice of the meeting, on the second Monday of February in each year, if not a legal holiday, and, if a legal holiday, then on the next succeeding business day.

Section 2. Special Meetings. Special meetings of the members of the company may be called by the President, or the Board of Directors acting at a meeting, or by majority of Directors acting without a meeting, or by members holding at least twenty-five percent (25%) of the issued and outstanding membership units of the company. Special meetings may be held on any business day. Upon request in writing delivered either in person or by registered mail to the President or the Secretary by any persons entitled to call a meeting of members, such officer shall forthwith cause to be given to the members entitled thereto notice of a meeting to be held on a date not less than seven or more than sixty days after the receipt of such request, as such officer may fix. If such notice is not given within twenty days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof as provided in these Bylaws, or cause such notice to be given by any designated representative. Each special meeting shall be called to convene between 9:00 a.m. and 4:00 p.m., and shall be held at the principal office of the company, unless the same is called by the Directors, acting with or without a meeting, in which case such meeting may be held at any place either within or without the State of Ohio designated by the Board of Directors and specified in the notice of such meeting. Any Special Meeting can be attended electronically, by telephone or in person.

Section 3. Notice of Meetings. Not less than seven or more than sixty days before the date fixed for a meeting of members, written notice stating the time and place of the meeting, and in the case of a special meeting the purposes of such meeting, shall be given by or at the direction of the Secretary or Assistant Secretary, or any other person or persons required or permitted by these Bylaws to give such notice. The notice shall be given by personal delivery or by mail to each member entitled to notice of the meeting who is of record as of the day next preceding the day on which notice is given or, if a record date therefor is duly fixed, of record as of said date; if mailed, the notice shall be addressed to the members at their respective addresses as they appear on the records of the company. Notice of the time, place and purposes of any meeting of members may be waived in writing, either before or after the holding of such meeting, by any members, which writing shall be filed with or entered upon the records of the meeting. The attendance of any members at any such meeting without protesting the lack of proper notice, prior to or at the commencement of the meeting, shall be deemed to have waived notice of such meeting.

EXHIBIT B

Section 4. Quorum; Adjournment. At any meeting of the members, the holders of capital interests in the company entitling them to exercise a majority of the voting power of the company present in person or by proxy shall constitute a quorum for such meeting; provided, however, that no action required by law, by the Articles of Organization, or by these Bylaws, to be authorized or taken by a designated proportion of the capital interests of the company, or a particular class thereof, may be authorized or taken by a lesser proportion; and provided, further, that the holders of a majority of the capital interests represented thereat, whether or not a quorum is present, may adjourn such meeting from time to time; if any meeting is adjourned, notice of such adjournment need not be given if the time and place to which such meeting is adjourned are fixed and announced at such meeting.

Section 5. Proxies. Members entitled to vote or to act with respect to capital interests in the company may vote or act in person or by proxy. The person appointed as proxy need not be a member. Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the person having appointed a proxy shall not operate to revoke the appointment. Notice to the company, in writing or in open meeting, of the revocation of the appointment of a proxy shall not affect any vote or act previously taken or authorized.

Section 6. Action Without a Meeting. Any action which may be authorized or taken at a meeting of the members may be authorized or taken without a meeting in a writing or writings signed by all of the members entitled to vote on such matter, which writing or writings shall be filed with or entered upon the records of the company. A telegram, telex, cablegram, or similar transmission by a member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a member, shall be regarded as signed by the member for purposes of this Section.

Section 7. Telephonic Participation in Meetings. Members may participate in any meeting. through telephonic or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

ARTICLE II

BOARD OF DIRECTORS

Section 1. Number. The number of members of the Board of Directors shall be five (5).

Section 2. Election of Directors. The Directors shall be elected at each annual meeting of members, or at a special meeting called for the purpose of electing Directors, or the Directors may be designated at any time by the unanimous written action of the members, subject to the provisions of the Operating Agreement then in effect.

Section 3. Term of Office; Resignation. Each Director shall hold office until the next annual meeting of the members and until his or her successor is elected, or until his or her earlier resignation, removal from office, or death. Any Director may resign at any time by oral statement to that effect made at a meeting of the Board of Directors or in a writing to that effect delivered to the Secretary, such resignation to take effect immediately or at such other time as the Director may specify.

Section 4. Regular Meetings. Regular meetings of the Board of Directors may be held at such times and places within or without the State of Ohio as may be provided for in rules or resolutions adopted by the Board of Directors and upon such notice, if any, as shall be so provided.

Section 5. Special Meetings. Special meetings of the Board of Directors may be held at any time upon call by the President or a Vice President or any Director. Written notice of the time and place of each such meeting shall be given to each Director, either by personal delivery or by mail, telegram, or cablegram, at least two days before the meeting, which notice need not specify the purposes of the meeting.

EXHIBIT B

Section 6. Quorum. A quorum of the Board of Directors shall consist of a majority of the Directors then in office.

Section 7. Action Without a Meeting. Any action which may be authorized or taken at a meeting of the Board of Directors may be authorized or taken without a meeting in a writing or writings signed by all of the Directors, which writing or writings shall be filed with or entered upon the records of the company. A telegram, telex, cablegram, or similar transmission by a member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Director, shall be regarded as signed by the Director for purposes of this Section.

Section 8. Telephonic Participation in Meetings. Directors may participate in any meeting through telephonic or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

ARTICLE III

OFFICERS

Section 1. Election and Designation of Officers. The Board of Directors shall elect a President, a Secretary, a Treasurer, and, in its discretion, may elect one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may deem necessary. The President shall be a Director, but no one of the other officers need be a Director. Any two or more of such offices may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required to be executed, acknowledged or verified by two or more officers.

Section 2. Term of Office; Vacancies. The officers of the company shall hold office until the next annual meeting of the Board of Directors and until their successors are elected, except in case of resignation, removal from office or death. The Board of Directors may remove any officer at any time with or without cause by a majority vote of the Directors then in office. Any vacancy in any office may be filled by the Board of Directors.

Section 3. President. The President shall preside at all meetings of the members and at all meetings of the Board of Directors. Subject to directions of the Board of Directors, the President shall have general executive supervision over the property, business and affairs of the company. The President may execute all authorized deeds, mortgages, bonds, contracts, and other obligations in the name of the company and shall have such other authority and shall perform such other duties as may be determined by the Board of Directors.

Section 4. Vice Presidents. The Vice Presidents shall, respectively, have such authority and perform such duties as may be determined by the Board of Directors.

Section 5. Secretary. The Secretary shall keep the minutes of meetings of the members and of the Board of Directors. The Secretary shall keep such books as may be required by the Board of Directors, shall give notices of members’ meetings and of Board meetings required by these Bylaws, or otherwise, and shall have such authority and shall perform such other duties as may be determined by the Board of Directors.

EXHIBIT B

Section 6. Treasurer. The Treasurer shall receive and have in charge all money, bills, notes, bonds, stocks in other companies, and similar property belonging to the company, and shall do with the same as may be ordered by the Board of Directors. The Treasurer shall keep accurate financial accounts. and hold the same open for the inspection and examination of the Directors and shall have such authority and shall perform such other duties as may be determined by the Board of Directors.

Section 7. Other Officers. The Assistant Secretaries and Assistant Treasurers, if any, and any other officers whom the Board of Directors may elect shall, respectively, have such authority and perform such duties as may be determined by the Board of Directors.

Section 8. Delegation of Authority and Duties. The Board of Directors is authorized to delegate the authority and duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned herein.

ARTICLE IV

COMPENSATION

Section 1. Directors and Members of Committees. Directors, as such, shall not receive any stated salary for their services, but, on resolution of the Board of Directors, a fixed sum for expenses of attendance, if any, may be allowed for attendance at each meeting, regular or special, provided that nothing herein contained shall be construed to preclude any Director from serving the company in any other capacity and receiving compensation therefor. Members of either executive or special committees may be allowed such compensation as the Board of Directors may determine for attending committee hearings.

Section 2. Officers and Employees. The compensation of officers and employees of the company, or the method of fixing such compensation, shall be determined by or pursuant to authority conferred by the Board of Directors or any committee of the Board of Directors. Such compensation may include pension, disability and death benefits, and may be by way of fixed salary, or on the basis of earnings of the company, or any combination thereof, or otherwise, as determined or authorized from time to time by the Board of Directors or any committee of the Board of Directors.

ARTICLE V

INDEMNIFICATION

Section 1. Third Party Actions. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the company) by reason of the fact that he or she is or was a Director or officer of the company, or is or was serving at the request of the company as a Director, trustee or officer of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

EXHIBIT B

Section 2. Derivative Actions. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, including all appeals, by or in the right of the company to procure a judgment in its favor by reason of the fact that he or she is or was a Director or officer of the company, or is or was serving at the request of the company as a Director, trustee or officer of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the company unless and only to the extent that the Court of Common Pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or such other court shall deem proper.

Section 3. Rights After Successful Defense. To the extent that a Director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 4. Other Determination of Rights. Except in a situation governed by Section 3, any indemnification under Section 1 or 2 (unless ordered by a court) shall be made by the company only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1 or 2. Such determination shall be made (a) by a majority vote of Directors acting at a meeting at which a quorum consisting of Directors who were not parties to such action, suit or proceeding is present, or (b) if such a quorum is not obtainable (or even if obtainable), and a majority of disinterested Directors so directs, by independent legal counsel (compensated by the company) in a written opinion, or (c) by the affirmative vote in person or by proxy of the holders of a majority of the capital interests of the company entitled to vote in the election of Directors, without regard to voting power which may thereafter exist upon a default, failure or other contingency.

Section 5. Advances of Expenses. Expenses of each person indemnified hereunder incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals), or threat thereof, may be paid by the company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, whether a disinterested quorum exists or not, upon receipt of an undertaking by or on behalf of the Director or officer, to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the company.

Section 6. Nonexclusiveness; Heirs. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law or under the Articles of Organization, these Bylaws, any agreement, vote of members, any insurance purchased by the company, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

EXHIBIT B

Section 7. Purchase of Insurance. The company may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the company, or is or was serving at the request of the company as a Director or officer of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the company would have the power to indemnify him or her against such liability under the provisions of this Article or of the Ohio Limited Liability Company Act.

ARTICLE VI

CERTIFICATES FOR UNITS

Section 1. Form of Certificates and Signatures. Each holder of a membership unit shall be entitled to one or more certificates, signed by the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer of the company, which shall certify the number of membership units held by him or her in the company, but no certificate for membership units shall be executed or delivered until such units are fully paid. When such a certificate is countersigned by a transfer agent or registrar, the signature of any of said officers of the company may be facsimile, engraved, stamped or printed.

Section 2. Transfer of Units. Membership units in the company shall be transferable upon. the books of the company by the holders thereof, in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of units of the same class, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures to such assignment and power of transfer as the company or its agents may reasonably require.

Section 3. Lost, Stolen or Destroyed Certificates. The company may issue a new certificate for membership units in place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner, or his or her legal representatives, to give the company a bond containing such terms as the Board of Directors may require to protect the company or any person injured by the execution and delivery of a new certificate.

Section 4. Transfer Agent and Registrar. The Board of Directors may appoint, or revoke the appointment of, transfer agents or registrars and may require all certificates for membership units to bear the signatures of such transfer agents and registrars or any of them.

ARTICLE VII

CAPITAL ACCOUNT ACCOUNTING PRINCIPLES

Section 1. Income/Loss. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the members’ capital accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided, however, that:

(a) any deductions for depreciation, cost recovery or amortization (other than depletion under Section 611 of the Internal Revenue Code of 1986, as amended (the “Code”), attributable to a Contributed Property (as defined below) shall be determined as if the adjusted basis of such property on the date it was acquired by the company was equal to the Agreed Value (as defined below) of such property. Upon an adjustment to the Carrying Value (as defined below) of any company property subject to depletion under Section 611 of Code) any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment;

EXHIBIT B

(b) any income, gain or loss attributable to the taxable disposition of any property (including any property subject to depletion under Section 611 of the Code) shall be determined by the company as if the adjusted basis of such property as of such date of disposition were equal in amount to the company’s Carrying Value with respect to such property as of such date;

(c) the computation of all items of income, gain, loss and deduction shall be made by the company and, as to those items described in Section 705(a)(1)(B) or Section 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

Section 2. Transfers. A transferee of a membership unit in the company will succeed to the capital account relating to the membership unit transferred; provided, however, that if the transfer causes a termination of the company under Section 708(b)(1)(B) of the Code, the company’s properties shall be deemed to have been distributed in liquidation of the company to the members (including the transferee of the membership unit) and recontributed by such members and transferees in reconstitution of the company. The capital accounts of such reconstituted partnership shall be maintained in accordance with the principles set forth herein.

Section 3. Unrealized Gain/Loss. Upon an issuance of additional membership units in the company for cash or Contributed Property, the capital accounts of all members (and the Carrying Values of all company properties) shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property at the fair market value thereof, immediately prior to such issuance, and had been allocated to the members, at such time). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of company properties shall be determined by the Board of Directors using such reasonable methods of valuation as they may adopt.

Section 4. Liquidating Adjustments. Immediately prior to the distribution of any company property in liquidation of the company, the capital accounts of all members (and the Carrying Values of all company properties) shall, immediately prior to any such distribution, be adjusted (consistent with the provisions hereof and of Section 704 of the Code) upward or downward to reflect any unrealized gain or unrealized loss attributable to each company property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such property at fair market value, immediately prior to such distribution, and had been allocated to the members, at such time). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of company properties shall be determined by the Board of Directors using such reasonable methods of valuation as they may adopt.

Section 5. Definitions. For the purposes of this Article VII, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

“Agreed Value” means the fair market value of a Contributed Property as agreed to by the contributing member and the company, using such reasonable method of valuation as they may adopt.

EXHIBIT B

“Carrying Value” means: (a) with respect to Contributed Property, the Agreed Value of such property, reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the members’ capital accounts with respect to such property, as well as any other charges for sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination; and (b) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination. The Carrying Value of any property shall be adjusted in accordance with the principles set forth herein.

“Contributed Property” means each member’s interest in property or other consideration (excluding services and cash) contributed to the company by such member.

ARTICLE VIII

ALLOCATIONS OF PROFITS AND LOSSES

Section 1. Determination of Net Profits/Losses. The terms “net profits” and “net losses,” as used herein, shall mean the net amount of the company’s profits and losses, as determined for federal income tax purposes, and shall also include each member’s share of income described in Section 705(a)(1)(B) of the Code, any expenditures described in Section 705(a)(2)(B) of the Code, any expenditures described in Section 709(a) of the Code which are not deducted or amortized in accordance with Section 709(b) of the Code, basis adjustments required pursuant to Section 48(q) of the Code and losses not deductible pursuant to Section 267(a) or 707(b) of the Code.

Section 2. Allocation of Gain on Contributed Property. Notwithstanding any provision of the Operating Agreement to the contrary, to the extent required by law, income, gain, loss and deduction attributable to property contributed to the company by a member shall be allocated among the members so as to take into account any variation between the tax basis of the property and the fair market value thereof at the time of contribution, in accordance with the requirements of Section 704(c) of the Code.

Section 3. Ratable Allocation. Company income, gain, loss and deduction shall be allocated to the members in accordance with the portion of the year during which the members have held their respective membership units. All items of income and loss shall be considered to have been earned ratably over the fiscal year of the company, except that gains and losses arising from the disposition of assets shall be taken into account as of the date thereof.

Section 4. Minimum Percentage. Notwithstanding any provision of the Operating Agreement to the contrary, at all times during the existence of the company, the interest of each member in each material item of company income, gain, loss, deduction or credit will be equal to at least one percent (1%) of each such item.

Section 5. Special Rules. Notwithstanding any provision of the Operating Agreement to the contrary:

(a)	in the event the company is entitled to a deduction for imputed interest under any provision of the Code on any loan or advance from a member, such deduction shall be allocated solely to such member;

(b)

losses allocated pursuant to the Operating Agreement shall not exceed the maximum amount of losses that can be so allocated without causing the member receiving such allocation to have an Adjusted Deficit Capital Account Balance (as defined below) at the end of any fiscal year of the company;

EXHIBIT B

(c)

if there is a net decrease in company Minimum Gain (as defined below) during any company fiscal year, members who would otherwise have an Adjusted Deficit Capital Account Balance at the end of such year shall be specially allocated items of company income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Deficit Capital Account Balance as quickly as possible. The items to be so allocated shall be determined in accordance with Section 1.704-2 of the Regulations promulgated under the Internal Revenue Code (“Regulations”). This subsection is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith. Company “Minimum Gain” shall mean that to the extent a nonrecourse liability exceeds the adjusted tax basis of the company property it encumbers, a disposition of that property will generate gain that at least equals that excess. Company “Minimum Gain” shall be computed in the manner described in Section 1.704-2(d)(1) of the Regulations. “Adjusted Deficit Capital Account Balance” shall mean the deficit capital account balance of a member, if any, as of the end of the relevant fiscal year of the company, after giving effect to the following: (A) credit to such capital account any amounts the member is obligated to restore pursuant to the penultimate sentence of Section 1.704-2 of the Regulations; and (B) debit to such capital account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations;

(d)

to the extent the payment of any expenditure by the company is treated as a distribution to a member for federal income tax purposes, such Member shall be allocated gross income of the Company in the amount of such distribution;

(e)

if items of income or gain to be allocated include income or gain treated as ordinary income for federal income tax purposes because it is attributable to the recapture of depreciation under Section 1245 or 1250 of the Code, such income or gain, to the extent treated as ordinary income, shall be allocated to and reported by the members in proportion to their then respective cumulative allocations of depreciation; and

(f)

except as provided in subsection (c) above, in the event any member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of company income and gain shall be specially allocated to such member in an amount and manner sufficient to eliminate the Adjusted Deficit Capital Account Balance in the member’s capital account created by such adjustments, allocations, or distributions as quickly as possible. Any special allocations of items of income or gain pursuant to this subsection shall be taken into account in computing subsequent allocations of other net profits, net losses and items thereof pursuant to the foregoing Operating Agreement (including the exhibits attached thereto), so that the net amount of any items so specially allocated pursuant to this subsection and the other net profits, net losses and all other items allocated to the member pursuant to the Operating Agreement, to the extent possible, be equal to the net amount that would have been allocated to the member had such unexpected adjustments, allocations or distributions not occurred.

Section 6. Special Allocations. Except as provided in Section 5(c) above, in the event a member has an Adjusted Deficit Capital Account Balance at the end of any company fiscal year which is in excess of the sum of (i) the amount the member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount the member is deemed to be obligated to restore pursuant to the penultimate sentence of Section 1.704-2 of the Regulations, such member shall be specially allocated items of company income and gain in the amount of such excess as quickly as possible.

EXHIBIT B

Section 7. Curative Allocations. The allocations set forth in Section 5 herein (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other special allocations or other Regulatory Allocations of other items of Company income, gain, loss, or deduction. Therefore, notwithstanding any other tax provision of this Agreement (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Members determine appropriate so that, after such offsetting allocations are made, the Capital Account balance of each Member is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Article 3 and these Bylaws. In exercising their discretion hereunder, the Directors shall take into account future Regulatory Allocations.

ARTICLE IX

AMENDMENTS; CONFLICTS

The Bylaws of the company may be amended, or new Bylaws may be adopted, by the members at a meeting held for such purpose, by 80% vote or written consent of the holders of Membership Units entitling them to exercise the voting power of the Company on such proposal Any conflict between the Company’s Bylaws and any Operating Agreement executed by the Members shall be resolved in favor of the Operating Agreement.

EXHIBIT B

THE MEMBERSHIP INTERESTS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS. THE MEMBERSHIP INTERESTS ARE SUBJECT TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE 1933 ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE MEMBERSHIP INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

OPERATING AGREEMENT

OF

GREEN LEAF MEDICAL OF OHIO III, LLC

(An Ohio Limited Liability Company)